Investor Relations:	Media Contact:
Darice Liu	Matt McLoughlin
Universal Display	Gregory FCA
dliu@udcoled.com	matt@gregoryfca.com
609-671-0980 x558	610-228-2123
UNIVERSAL DISPLAY CORPORATION ANNOUNCES
FIRST QUARTER 2014 FINANCIAL RESULTS

EWING, N.J. - May 8, 2014 - Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the first quarter ended March 31, 2014.
For the first quarter of 2014, the Company reported net income of $4.0 million, or $0.09 per diluted share, on revenues of $37.8 million. For the first quarter of 2013, the Company reported a net loss of $4.8 million, or $(0.10) per diluted share, on revenues of $15.0 million.
"Our solid execution in delivering high performance, quality assured, proprietary phosphorescent emitters and hosts to our growing list of OLED customers, coupled with increasing production activity, resulted in strong revenues, operating income and earnings in the first quarter," said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. "In recent months, we were very pleased to see new products, including flagship launches, showcasing our phosphorescent OLED materials and technologies. Looking forward, we are excited about new growth opportunities in the mobile, wearable, TV and lighting markets as we continue to fortify and expand our IP and materials portfolio for long-term growth.”
First Quarter 2014 Results
Revenues for the first quarter of 2014 were $37.8 million compared to revenues of $15.0 million in the same quarter of 2013. Growth in first quarter revenues was led by a 177% increase in material sales, which rose to $35.3 million, up from $12.8 million in the first quarter of 2013, reflecting robust volume growth in sales of red emitter, green emitter and green host materials. Royalty and license fees were $1.8 million in the first quarter of 2014, up from $1.3 million in the same quarter of 2013. Technology development and support revenue was $0.7 million in the first quarter of 2014 compared to $0.9 million in the same quarter of 2013.

No revenue was recognized under the Samsung Display Co., Ltd. (SDC) licensing agreement in the first quarter, as SDC is obligated to make licensing payments in the second and fourth quarters of the year. For 2014, the Company expects to recognize $50 million in SDC licensing revenues for the full year.
Operating expenses for the first quarter of 2014 were $31.2 million compared to $22.1 million in the same quarter of 2013. Cost of materials for the quarter were $9.9 million compared to $3.1 million in the first quarter of 2013, reflecting an increase in the quantity of material shipped and changes in product mix.
The Company reported operating income of $6.6 million for the first quarter of 2014, compared to an operating loss of $7.2 million for the first quarter of 2013.
The Company’s balance sheet remained strong, with cash and cash equivalents and short-term investments of $267 million as of March 31, 2014. During the quarter, accounts receivables and inventories increased, while accrued expenses declined. This resulted in working capital increasing to $318 million at the end of the quarter.
2014 Guidance
Although the OLED industry is still at a stage where many variables can have a material impact on its growth, the Company now expects 2014 revenues to reach the high end of its $190 million to $205 million guidance range.
Conference Call Information
In conjunction with this release, Universal Display will host a conference call on Thursday, May 8, 2014 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the "events" portion of the Company's website. Those wishing to participate in the live call should dial 1-877-941-0843 (toll-free) or 1-480-629-9819, and reference conference ID 4679603. An online archive of the webcast will be available within two hours of the conclusion of the call.
To see how Universal Display is changing the face of the display and lighting industries with its UniversalPHOLED®, white OLED, and flexible OLED technologies, please visit the company’s website at www.udcoled.com.
About Universal Display Corporation
Universal Display Corporation (Nasdaq: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries. Founded in 1994, the Company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 3,000 issued and pending patents worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology, that can enable the development of low power and eco-friendly displays and white lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.
Based in Ewing, New Jersey, with international offices in Ireland, South Korea, Hong Kong, Japan and Taiwan, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc. The Company has also established relationships with companies such as AU Optronics Corporation, BOE Technology, DuPont Displays, Inc., Innolux Corporation, Kaneka Corporation, Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., Pioneer Corporation, Samsung Display Co., Ltd., Sony Corporation, and Tohoku Pioneer Corporation. To learn more about Universal Display, please visit www.udcoled.com.
Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.
# # #

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2013. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)

	March 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,931	$70,586
Short-term investments	230,990	202,024
Accounts receivable	24,508	15,657
Inventory	14,592	10,595
Deferred income taxes	20,558	21,563
Other current assets	11,150	6,623
Total current assets	337,729	327,048
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $23,251 and $22,756	15,004	14,893
ACQUIRED TECHNOLOGY, net of accumulated amortization of $35,591 and $32,841	91,261	94,011
INVESTMENTS	3,051	7,417
DEFERRED INCOME TAXES	18,309	19,143
OTHER ASSETS	602	242
TOTAL ASSETS	$465,956	$462,754
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,368	$5,256
Accrued expenses	6,956	16,039
Deferred revenue	3,375	1,910
Other current liabilities	1,041	24
Total current liabilities	19,740	23,229
DEFERRED REVENUE	3,503	2,403
RETIREMENT PLAN BENEFIT LIABILITY	9,709	9,436
Total liabilities	32,952	35,068

SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 46,889,496 and 46,825,168 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	469	468
Additional paid-in capital	573,574	572,401
Accumulated deficit	(126,137)	(130,159)
Accumulated other comprehensive loss	(4,246)	(4,368)
Treasury stock, at cost (401,501 shares at March 31, 2014 and December 31, 2013, respectively)	(10,658)	(10,658)
Total shareholders’ equity	433,004	427,686
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$465,956	$462,754

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013
REVENUE:
Material sales	$35,327	$12,752
Royalty and license fees	1,779	1,299
Technology development and support revenue	733	925
Total revenue	37,839	14,976

OPERATING EXPENSES:
Cost of material sales	9,897	3,092
Research and development	10,156	8,938
Selling, general and administrative	6,430	5,171
Patent costs and amortization of acquired technology	3,972	4,617
Royalty and license expense	756	312
Total operating expenses	31,211	22,130
Operating income (loss)	6,628	(7,154)
INTEREST INCOME	218	210
INTEREST EXPENSE	(17)	(8)
INCOME (LOSS) BEFORE INCOME TAXES	6,829	(6,952)
INCOME TAX (EXPENSE) BENEFIT	(2,807)	2,194
NET INCOME (LOSS)	$4,022	$(4,758)

NET INCOME (LOSS) PER COMMON SHARE:
BASIC	$0.09	$(0.10)
DILUTED	$0.09	$(0.10)

WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME (LOSS) PER COMMON SHARE:
BASIC	46,177,661	45,823,414
DILUTED	46,651,438	45,823,414

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,022	$(4,758)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue	(1,127)	(678)
Depreciation	501	509
Amortization of intangibles	2,750	2,742
Amortization of premium and discount on investments, net	(136)	(116)
Stock-based employee compensation	1,899	1,174
Stock-based compensation to Board of Directors and Scientific Advisory Board	203	224
Deferred income tax benefit	1,773	—
Retirement plan benefit expense	419	417
(Increase) decrease in assets:
Accounts receivable	(8,851)	(1,870)
Inventory	(3,997)	1,936
Other current assets	(4,887)	(3,703)
Other assets	—	18
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(4,598)	(6,837)
Other current liabilities	1,017	—
Deferred revenue	3,692	44
Net cash used in operating activities	(7,320)	(10,898)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(917)	(549)
Additions to intangibles	—	(69)
Purchases of investments	(127,244)	(102,142)
Proceeds from sale of investments	102,823	81,364
Net cash used in investing activities	(25,338)	(21,396)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	86	93
Repurchase of common stock	—	(5,456)
Proceeds from the exercise of common stock options and warrants	616	66
Payment of withholding taxes related to stock-based employee compensation	(2,699)	(2,796)
Net cash used in financing activities	(1,997)	(8,093)
DECREASE IN CASH AND CASH EQUIVALENTS	(34,655)	(40,387)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	70,586	85,923
CASH AND CASH EQUIVALENTS, END OF PERIOD	$35,931	$45,536